March 7, 2013

Adam Spiegel

Re:    Confidential Agreement and General Release of Claims

Dear Adam:

This agreement (“Agreement”) confirms that you and RPX Corporation (“Company” or “Releasee”) have mutually agreed that your employment with the Company terminates effective May 1, 2013. The following provisions set forth the terms of the Agreement in exchange for a release of claims, as set forth below.

1.    Separation Date. By your signature below, you acknowledge that your employment with the Company will terminate effective May 1, 2013 (the “Separation Date”) and that you will cease to be the Chief Financial Officer of the Company effective as of the Separation Date unless you are replaced pursuant to Section 2(a) below prior to the Separation Date.

2.    Separation Benefits.
(a) In exchange for you executing this Agreement and continuing to be available on an “on call” basis for a transition period from now until May 1, 2013 (the “Transition Period”), the Company agrees to provide you with continued employment at an annual salary of $315,000.00 through the Separation Date, at which time a final paycheck will be issued that includes payment for all wages, salary, reimbursable expenses, accrued paid time off, and any similar payments due you from the Company as of the Separation Date, less all applicable taxes and withholdings. During the Transition Period, you will remain the Chief Financial Officer (but during such period, your duties will generally be limited to the duties required of the CFO with respect to the filing of the Company's 2012 Annual Report on Form 10-K and Form S-8 for the registration of shares in the Company's stock plan) until the Board of Directors of the Company appoints a new Chief Financial Officer and such individual commences employment with the Company; and
(b) During the Transition Period, you will continue to participate in all of the Company's employee benefit plans (to the extent you remain eligible to participate in such plans pursuant to their terms and conditions) through the Separation Date, including, but not limited to, continued vesting of your Company equity awards; and

(c) Although you are not otherwise entitled to receive any severance pay from the Company, the Company will pay you a lump sum payment of $157,500.00 less all applicable taxes and withholdings, which is equal to your base salary for six (6) months, within ten (10) business days of the date on which you execute and do not revoke a second general release agreement as described in Section 12 below; and

(d) Provided that you timely elect to continue your health, dental and vision insurance under COBRA, the Company will pay the premiums for such COBRA coverage as they become due covering the period from June 1, 2013 until the earlier of the date that you accept other employment or November 30, 2013; and

(e) The Company will accelerate the vesting of certain stock options and restricted stock units granted to you under the Company's stock plans. After taking into account the vesting through the Separation Date, your awards will accelerate as follows:

Grant Date	Options/RSUs Granted	Number of Shares Accelerated
2/11/2010	189,496 (Option)	15,792
10/21/2010	100,000 (Option)	87,500
1/24/2012	12,500 (RSU)	781

	Total Shares Accelerated:	104,073

Notwithstanding the time period set forth in your stock option award agreement, you will have one year following the Separation Date to exercise your fully vested stock options from the grant dated October 21, 2010.
By signing below, you acknowledge that you will receive the amounts described in Sections 2(a), 2(b), 2(c), 2(d) and 2(e) (together, the “Separation Benefits”) in consideration for waiving your right to claims referred to in this Agreement.
You will not be required to mitigate the amount of any Separation Benefits contemplated by this Agreement. No offsets will be made against the payment in this Section 2 for any reason, including, without limitation, for any earnings that you may receive from any other source.
3.    Stock Options. You acknowledge that vesting of your stock options and restricted stock units will cease on the Separation Date.
4.    Return of Company Property. You hereby represent and warrant to the Company that you have returned to the Company (or will return by the Separation Date) all real or intangible property or data of the Company of any type whatsoever that has been in your possession or control.
5.    Confidential Information. You hereby acknowledge that you are and continue to be bound by the Proprietary Information and Inventions Agreement you signed with the Company dated as of March 2, 2009 (the “Confidentiality Agreement”), and that the Confidentiality Agreement inures to the benefit of the Company to the same extent as set forth in the Agreement, and that as a result of your employment with the Company you have had access to the Company's Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
6.    Waiver of Claims. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, paid time off, bonus pay, profit‑sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company, including your separation from the Company. Subject to receipt of the Separation Benefits as described herein, you hereby release and waive any other claims you may have against the Company and its present and former owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, related companies, affiliates, successors and assigns (collectively “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under any laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, California Labor Code Section 201, et seq. and Section 970, et seq., privacy laws, and all other state and federal civil rights, discrimination, equal opportunity and fair employment practices, laws or statutes, any and all claims for violation of the federal, state, constitution, or any municipal statute. This release does not extend to any obligations incurred under this Agreement. Additionally, this release does not waive your rights to any claims for unemployment and workers' compensation benefits or vested benefits under any Company plans, including a 401K plan. Further, this release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) your right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by you); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”). Finally, this release does not in any way limit your rights to indemnification protection from the Company and advancement of legal or other expenses under any existing indemnification agreement between you and the Company or pursuant to the Company's Bylaws. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, (and any other federal, state, or local law of similar effect), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
As of the date hereof, the Company represents that is does not have any claims against you and does not intend to bring any claims against you.
7.    Mutual Non-Disparagement; Press Release; Public Disclosure. You on the one hand, and the Company's officers and directors with knowledge of this Agreement on the other, agree not to make any negative statement about or disparage the other party with any written or oral statement. You specifically agree not to make any disparaging comments regarding the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. You and the Company shall mutually agree upon the announcement regarding your departure from the Company, including, but not limited to any press release or filing with the Securities and Exchange Commission.
8.    Legal and Equitable Remedies. You agree that Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this Agreement.
9.    Attorneys' Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10.    Confidentiality. The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or as otherwise required by law. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
11.    No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.
12.    Execution of Second Release Agreement. On the Separation Date, you will receive from the Company a second general release agreement that includes the same provisions as Sections 3 through 16, inclusive, hereof (“Second Release Agreement”). You acknowledge that your execution and delivery of the Second Release Agreement is a condition precedent to the Company's obligation to make the payments pursuant to Section 2 hereof.
13.    Litigation and Regulatory Cooperation. Following the Separation Date, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company will pay you on an hourly basis (to be derived from your base salary) for requested litigation and regulatory cooperation that occurs after the Separation Date, and reimburse you for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys' fees and costs.
14.    Entire Agreement. This Agreement, the Confidentiality Agreement, and the Indemnification Agreement you signed with the Company dated as of March 3, 2009 constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
15.    Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.
16.    Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court or governmental agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. This Agreement will be construed and interpreted in accordance with the laws of the State of California.

17.    Review of Agreement. We hereby advise you to consult with your own attorney concerning the terms of this Agreement. You acknowledge that you were given a period of twenty-one (21) calendar days from the date of the Agreement to review and consider this Agreement; you have, in fact, carefully reviewed this Agreement; and that you are entering into it voluntarily and of your own free will. You further acknowledge that by signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. If the Company has not received your executed Agreement by the close of business on the twenty-first calendar day from the Separation Date, this Agreement will expire. You further understand that will have a period of seven (7) days following your execution of this Agreement to revoke it by delivering written notice to me within that seven day period. Notwithstanding anything to the contrary contained herein, this Agreement will not become fully effective and enforceable until after the expiration of the seven day revocation period. You understand that your acceptance of the Separation Benefits at any time after seven days after you sign this Agreement confirms that you did not revoke your assent to this Agreement and, therefore, that it is fully effective and enforceable.
If you agree to abide by the terms outlined in this Agreement, please sign below and return it within the timeframe specified in Section 16 above to me at One Market Plaza, Steuart Tower, Suite 800, San Francisco, California 94105. An additional copy has been provided to you for your records.

Sincerely,

RPX CORPORATION

By:	/s/ John A. Amster
John A. Amster
Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Date:
Adam Spiegel